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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 12, 2002
(Date of earliest event reported)

Warren Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 Fifth Avenue, 32nd Floor, New York, New York 10017
(Address of principal executive offices including Zip Code)

Registrant's telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

        On December 12, 2002, Warren Resources, Inc. (the "Company") privately placed with accredited investors an initial 330,000 shares of Series A 8% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock"), at a price of $12.00 per share for gross proceeds of $3,960,000. The Convertible Preferred Stock has a dividend equal to 8% per annum, payable quarter-annually in arrears, and a liquidation preference of $12.00 per share. Any accrued but unpaid dividends shall be cumulative and paid upon liquidation, optional redemption or mandatory repurchase. No dividends may be paid on the common stock as long as there are any accrued and unpaid dividends on the Convertible Preferred Stock.

        At the election of the holder, commencing one year after original issuance until June 30, 2004, each share of Convertible Preferred Stock is convertible into one share of common stock of the Company. Commencing July 1, 2004 and until June 30, 2006, each share of Convertible Preferred Stock is convertible at 0.75 shares of common stock for each Convertible Preferred Share; commencing July 1, 2006 and thereafter, at a conversion rate of 0.50 shares of common stock for each Convertible Preferred Share. The conversion rate is subject to adjustment in the event of (i) the issuance of common stock as a dividend or distribution on any class of capital stock of the Company, (ii) the combination, subdivision or reclassification of the common stock or (iii) the distribution to all holders of common stock of evidences of indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of surplus).

        Commencing seven (7) years after the date of issuance, holders of the Convertible Preferred Stock may elect to require the Company to redeem their Convertible Preferred Stock at a redemption price equal to the liquidation value of $12.00 per share, plus accrued but unpaid dividends, if any (the "Redemption Price"). Upon receipt of a redemption election, the Company, at its option, shall either: (1) pay the holder cash in an amount equal to $12.00 per Convertible Preferred Share (subject to adjustment for stock splits, stock dividends, stock exchanges, etc.), plus accrued and unpaid dividends, to the extent that it has funds legally available for redemption or (2) issue to the holder shares of common stock in an amount equal to 125% of the Redemption Price and any accrued and unpaid dividends, based on the weighted average closing "bid" price of the Company's common stock for the thirty (30) trading days immediately preceding the date of the written redemption election by the holder, as reported by the NASDAQ Stock Market, or any exchange or electronic OTC listing service on which the shares of common stock are then traded. If the Company is not listed on an exchange or has no trading volume, a qualified independent appraiser will value its common stock.

        If the closing "bid" price of the Company's publicly traded common stock as reported by the NASDAQ Stock Market, or any exchange or electronic OTC listing service on which the shares of common stock are then traded, exceeds 133% of the conversion price then in effect for the Convertible Preferred Stock for at least 10 days during any 30-day trading period, the Company, at its option, may either (1) redeem the Convertible Preferred Stock in whole or in part, at a redemption price of $12.00 per share plus accrued and unpaid dividends, or (2) convert the Convertible Preferred Stock, plus any accrued and unpaid dividends, into common stock at the then applicable conversion rate. Additionally, the Convertible Preferred Stock, plus accrued and unpaid dividends, shall be converted into common stock at the then applicable conversion rate upon the vote or written consent of the holders of 66 2/3% of the then outstanding Convertible Preferred Stock, voting together as a class.

        The complete terms and conditions of the Convertible Preferred Stock are more fully described in, and qualified in their entirety by, the Certificate of Designation, Preferences and Rights filed with the State of Delaware on December 10, 2002, a copy of which is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

        Pursuant to a Registration Rights Agreement dated December 12, 2002, the investors in the Convertible Preferred Stock were also granted certain registration rights with respect to the common stock issuable upon conversion of the Convertible Preferred Stock. Commencing 180 days after the Company has effected an initial public offering of at least $15 million of common stock ("Qualified IPO"), the holders of a majority of the shares of Convertible Preferred Stock and any other securities entitled to demand registration concurrently therewith may require, on not more than one occasion, that the Company use its "best efforts" to file a registration statement covering the public sale of the common stock issuable upon conversion of the Convertible Preferred Stock. Additionally, commencing 180 days after the Company has effected a Qualified IPO, holders of the Convertible Preferred Stock shall be entitled to "piggy-back" registration rights on registrations of the Company's common stock, except for registrations on Form S-8 for employee stock option or benefit plans or a Form S-4 for stock issued in an acquisition, and subject to the Company and its underwriters' right to reduce the number of shares of common stock proposed to be registered by the holders of Convertible Preferred Stock upon conversion of their shares in view of market conditions. A copy of the Registration Rights Agreement, dated December 12, 2002 by and among the Company and the investors is attached hereto as Exhibit 4.1 and is incorporated by reference herein in its entirety.

        The Company is making this Current Report on Form 8-K solely as a source of information for its stockholders.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a) and (b) Financial Statements.

        Not Applicable.

(b)
Exhibits:

Number		Description
3.1	—	Certificate of Designation, Preferences and Rights of Series A 8% Cumulative Convertible Preferred Stock as filed with the Secretary of State of Delaware on December 10, 2002.
4.1	—	Form of Registration Rights Agreement, dated December 12, 2002, by and among Warren Resources, Inc. and the investors in the Convertible Preferred Stock offering.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

        Date: December 17, 2002

WARREN RESOURCES, INC. (Registrant)
By:	/s/ TIMOTHY A. LARKIN Timothy A. Larkin, Senior Vice President and Chief Financial Officer

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  ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.
  ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES